Exhibit 99.1

Contact:	Dan Foley – Investors	Alberto López – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 02-07XX

Harrah’s Entertainment Reports Fourth-Quarter, Full-Year Results;

Revenues, Property EBITDA Post Records; Same-Store Sales Rise

•	Harrah’s Board of Directors approves $90 per share buy-out offer

•

Fourth-quarter revenues rise 16.0 percent to $2.4 billion, Property EBITDA gains 5.6 percent, same-store sales increase 6.8 percent; Adjusted EPS from continuing operations declines 41.6 percent due to higher interest rates and corporate and development expenses

•	Las Vegas Region reports strong gains and margins improve in most regions

•	Harrah’s acquires London Clubs International plc, providing platform for international growth, and agrees to swap land for key Las Vegas Strip site

LAS VEGAS – February 27, 2007 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported the following financial results for the 2006 fourth quarter:

COMPANY WIDE RESULTS

(in millions, except per share amounts)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Revenues	$2,430.6	$2,095.1	16.0%	$9,673.9	$7,010.0	38.0%
Property EBITDA	562.8	533.1	5.6%	2,610.3	1,927.2	35.4%
Adjusted EPS from Continuing Operations	0.45	0.77	-41.6%	3.34	3.55	-5.9%

Property EBITDA and Adjusted EPS from Continuing Operations are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as bases for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS from Continuing Operations. Reconciliations of Adjusted EPS from Continuing Operations to GAAP EPS and Property EBITDA to income from operations are attached to this release.

On a GAAP basis, fourth-quarter income from operations was $229.7 million, an increase of 47.4 percent from the year-ago quarter. Income from continuing operations was $39.4 million, compared with a loss of $24.5 million posted in the 2005 fourth quarter. Diluted EPS from continuing operations were 21 cents, compared with a loss per share of 13 cents in the year-ago quarter. The 2006 and 2005 fourth-quarter results were impacted by $20.7 million and $138.6 million, respectively, in charges to recognize the impairment of certain intangible assets.

Fourth-quarter same-store sales at properties that Harrah’s has operated for more than 12 months rose 6.8 percent from the year-ago quarter. The comparison excludes properties closed in the prior year period due to hurricane damage sustained in the third quarter of 2005.

For full-year 2006, revenues rose 38.0 percent to $9.7 billion from $7.0 billion in 2005. Property EBITDA increased to $2.6 billion, up 35.4 percent from $1.9 billion in 2005. Adjusted EPS from Continuing Operations were $3.34, compared with $3.55 in 2005.

Full-year income from operations was $1.6 billion, up 51.3 percent from $1.0 billion in 2005. Income from continuing operations in 2006 was $523.9 million, compared with $316.3 million in 2005, while 2006 diluted earnings per share from continuing operations were $2.79, compared with $2.10 a year earlier. Results for 2005 include the contribution of the Caesars business subsequent to the acquisition date of June 13, 2005.

Fourth-Quarter Highlights

•

Harrah’s entered into a definitive agreement with affiliates of Texas Pacific Group (TPG) and Apollo Management, L.P. (Apollo) to acquire the company in an all-cash transaction. Under terms of the agreement, Harrah’s stockholders will receive $90 in cash for each outstanding Harrah’s share. On February 8, 2007, Harrah’s filed a preliminary proxy statement with the Securities and Exchange Commission that provides details regarding the pending sale of the company.

•

In December 2006, Harrah’s completed the acquisition of London Clubs, which operates seven casinos in the United Kingdom, two in Egypt and one in South Africa, and has four others under development in the UK.

•

On October 2, Harrah’s announced a definitive agreement to acquire the Barbary Coast, giving the company control of three of the four corners of Las Vegas Boulevard and Flamingo Road. Coupled with previously completed land-purchase agreements, the Barbary Coast transaction will give Harrah’s control of about 350 acres at or near the center of the Las Vegas Strip.

“During the 2006 fourth quarter, continued robust visitation in the Las Vegas Region, due in large part to completion of the integration of our Total Rewards customer-loyalty program into the Caesars legacy properties, drove revenues to a record level,” said Gary Loveman, Harrah’s Entertainment chairman, president and chief executive officer. “Development costs and narrower margins in Atlantic City than in the 2005 fourth quarter impacted overall Property EBITDA and, combined with higher interest expenses, affected per-share results.”

Regional Results

Summaries of results by region follow below. Results for 2005 include the operations of the Caesars Entertainment, Inc. properties, subsequent to their acquisition on June 13, 2005.

LAS VEGAS REGION

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$825.8	$715.0	15.5%	$3,267.2	$1,950.0	67.5%
Income from operations	192.3	145.6	32.1%	828.2	441.1	87.8%
Property EBITDA	246.5	205.7	19.8%	1,042.9	586.9	77.7%

Las Vegas Region properties include Harrah’s Las Vegas, Rio, Bally’s Las Vegas, Paris, Flamingo Las Vegas, Caesars Palace and Imperial Palace.

Increased visitation and continued growth in cross-market and cross-property play contributed to a 15.5 percent gain in fourth-quarter revenues and a 19.8 percent increase in Property EBITDA in the Las Vegas Region. The 2006 results include the Imperial Palace, which was acquired near the end of 2005.

ATLANTIC CITY REGION

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$500.0	$481.4	3.9%	$2,071.4	$1,485.7	39.4%
Income from operations	64.3	96.6	-33.4%	420.5	353.6	18.9%
Property EBITDA	123.9	138.5	-10.5%	620.9	493.2	25.9%

Atlantic City Region properties include Harrah’s Atlantic City, Showboat Atlantic City, Caesars Atlantic City, Bally’s Atlantic City and Harrah’s Chester.

Atlantic City Region revenues rose 3.9 percent due to the strong performance at Harrah’s Atlantic City. Property EBITDA declined 10.5 percent due to the expansion of a competing casino and promotional activities in the market. Harrah’s Chester operated at a loss in the fourth quarter as the property prepared for the January 22, 2007, opening of a 2,750-slot casino.

LOUISIANA/MISSISSIPPI REGION

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$365.0	$236.4	54.4%	$1,384.3	$1,067.3	29.7%
Income from operations	31.7	(107.4)	129.5%	233.4	21.1	N/M
Property EBITDA	65.7	59.6	10.2%	330.8	252.2	31.2%

Louisiana/Mississippi Region properties include Harrah’s New Orleans, Horseshoe Bossier City, Louisiana Downs, Horseshoe Tunica, Grand Casino Tunica, Sheraton Tunica and Grand Casino Biloxi.

Revenues for the Louisiana/Mississippi Region increased 54.4 percent and Property EBITDA was up 10.2 percent from the 2005 fourth quarter, when Harrah’s New Orleans and Grand Casino Biloxi were closed due to hurricane damage. Lower volume and increased promotional activity in the Tunica market affected Property EBITDA in the 2006 fourth quarter.

IOWA/MISSOURI REGION

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$202.7	$186.1	8.9%	$809.7	$734.9	10.2%
Income from operations	32.9	26.5	24.2%	132.2	119.1	11.0%
Property EBITDA	53.2	47.8	11.3%	215.5	196.9	9.4%

Iowa/Missouri Region properties include Harrah’s St. Louis, Harrah’s Council Bluffs, Horseshoe Council Bluffs and Harrah’s North Kansas City.

A continued strong performance at Horseshoe Council Bluffs and an improved performance at Harrah’s St. Louis buoyed results in the Iowa/Missouri Region, where revenues rose 8.9 percent and Property EBITDA was up 11.3 percent in the 2006 fourth quarter.

ILLINOIS/INDIANA REGION

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$312.9	$276.7	13.1%	$1,239.5	$999.5	24.0%
Income from operations	52.5	38.8	35.3%	225.2	177.1	27.2%
Property EBITDA	68.9	55.0	25.3%	285.2	223.9	27.4%

Illinois/Indiana Region properties include Horseshoe Hammond, Harrah’s Joliet, Harrah’s Metropolis and Caesars Indiana.

Revenues rose 13.1 percent and Property EBITDA increased 25.3 percent in the Illinois/Indiana Region, as all properties posted improved fourth-quarter results.

OTHER NEVADA

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	$146.0	$144.2	1.2%	$640.8	$615.7	4.1%
Income from operations	17.3	16.0	8.1%	107.7	103.3	4.3%
Property EBITDA	30.8	29.5	4.4%	160.9	152.4	5.6%

Other Nevada properties include Harrah’s Reno, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Casino and Harrah’s Laughlin.

Other Nevada revenues rose 1.2 percent and margins improved due primarily to a strong performance at Harrah’s Laughlin.

MANAGED/INTERNATIONAL/OTHER

(in millions)

	2006 Fourth Quarter	2005 Fourth Quarter	Percent Increase (Decrease)	2006 Full Year	2005 Full Year	Percent Increase (Decrease)
Total revenues	78.2	55.3	41.4%	261.0	156.9	66.3%
Income from operations	(106.6)	(14.2)	N/M	(176.1)	(33.6)	N/M
Property EBITDA	(26.2)	(3.0)	N/M	(45.9)	21.7	N/M

Managed, international and other results include income from our managed properties, results of our international properties and certain marketing and administrative expenses, including development costs, and income from our nonconsolidated subsidiaries.

Managed/Other revenues rose 41.4 percent due to the addition of the London Club results for part of the 2006 fourth quarter and revenue gains at managed Native American properties. The Property EBITDA loss widened due to higher development costs and master-plan expenses related to Las Vegas, Atlantic City and Biloxi. Income from operations for the 2006 fourth quarter included a $30 million charge related to an adverse court ruling, which Harrah’s plans to appeal.

Other Items

Fourth-quarter corporate expenses rose to $41.4 million from $27.0 million in the 2005 fourth quarter due primarily to the addition of stock-based compensation expense.

The amortization of intangible assets increased from the 2005 fourth quarter, due to the inclusion in the prior year of an adjustment to reflect the reduction in the third-quarter estimate of amortization expense following the refinement of the Caesars purchase-price allocation.

Interest expense increased 10.7 percent year-over-year due primarily to higher interest rates and increased debt levels associated with the acquisition of London Clubs International and the land purchased in Las Vegas.

The effective tax rate for the full-year 2006 was 36.1 percent, compared with 41.7 percent in 2005. The 2006 effective tax rates reflect the impact of certain income-tax benefits identified as the company completed its 2005 tax returns and the adjustment to tax reserves due to issues in tax periods that have now been settled. Excluding the impact of these benefits from the tax-rate calculation, the effective tax rates for 2006 would have been 38.6 percent.

Discontinued Operations for the 2006 fourth quarter include the financial results of Harrah’s Lake Charles through its sale in November 2006, and 2005 results were restated to reflect the results of Harrah’s Lake Charles in Discontinued Operations. Discontinued Operations for the 2005 fourth quarter also included the operating results of Reno Hilton, Flamingo Laughlin and the Grand Gulfport for the period of time they were owned by the company.

Weighted average common and common equivalent shares outstanding for the fourth quarter were 188.7 million shares, compared with 182.8 million in the 2005 fourth quarter.

Conference Call Details

Harrah’s Entertainment will host a conference call on February 27, 2007, at 11:00 a.m. Eastern Standard Time to discuss fourth-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at noon. EST on Tuesday, February 27. The replay will be available through 11:59 p.m. EST on Tuesday, March 6. The passcode number for the conference call and the replay is 7079464. The conference call will also be broadcast on the company’s Web site – www.harrahs.com – in the Investor relations section.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada nearly 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now owns or manages casinos on four continents. The company’s properties operate primarily under the Harrah’s, Caesars and Horseshoe brand names; Harrah’s also owns the London Clubs International family of casinos. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with TPG and Apollo; the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposal transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate acquisition into our operations, including London Clubs; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

About the transaction with Texas Pacific Group and Apollo Management:

In connection with the proposed merger, Harrah’s has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITIES HOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AND THE FINAL PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE EACH CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when available and other documents filed by Harrah’s Entertainment, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Harrah’s Entertainment, Inc. Investor Relations, 2100 Caesars Palace Drive, Palace Tower, Spa Level, Las Vegas, NV 89109, telephone (702) 407-6381 or on the company’s Web site at http://investor.harrahs.com.

Harrah’s and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of Harrah’s participants in the solicitation is included in the preliminary proxy statement and will be included in the final proxy statement relating to the proposed merger when it becomes available.

-more-

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
(In millions, except per share amounts)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Revenues	$2,430.6	$2,095.1	$9,673.9	$7,010.0
Property operating expenses	(1,867.8)	(1,562.0)	(7,063.6)	(5,082.8)
Depreciation and amortization	(180.9)	(156.8)	(667.9)	(485.7)

Operating profit	381.9	376.3	1,942.4	1,441.5

Corporate expense	(41.4)	(27.0)	(177.5)	(97.7)
Merger and integration costs	(13.3)	(19.1)	(37.0)	(55.0)
Income on interests in nonconsolidated affiliates	0.7	0.6	3.6	1.2
Amortization of intangible assets	(17.9)	(10.3)	(70.7)	(49.9)
Project opening costs and other items	(80.3)	(164.7)	(104.2)	(211.1)

Income from operations	229.7	155.8	1,556.6	1,029.0
Interest expense, net of interest capitalized	(178.3)	(161.0)	(670.5)	(479.6)
Losses on early extinguishments of debt	—	(1.1)	(62.0)	(3.3)
Other income, including interest income	6.0	4.0	10.7	8.0

Income/(loss) before income taxes and minority interests	57.4	(2.3)	834.8	554.1
Provision for income taxes	(15.9)	(19.2)	(295.6)	(225.9)
Minority interests	(2.1)	(3.0)	(15.3)	(11.9)

Income/(loss) from continuing operations	39.4	(24.5)	523.9	316.3
Discontinued operations, net of tax	8.2	(117.7)	11.9	(79.9)

Net income/(loss)	$47.6	$(142.2)	$535.8	$236.4

Earnings/(loss) per share - basic
Income/(loss) from continuing operations	$0.21	$(0.13)	$2.85	$2.14
Discontinued operations, net of tax	0.05	(0.65)	0.06	(0.54)

Net income/(loss)	$0.26	$(0.78)	$2.91	$1.60

Earnings/(loss) per share - diluted
Income/(loss) from continuing operations	$0.21	$(0.13)	$2.79	$2.10
Discontinued operations, net of tax	0.04	(0.65)	0.06	(0.53)

Net income/(loss)	$0.25	$(0.78)	$2.85	$1.57

Weighted average common shares outstanding	184.5	182.8	184.0	148.0

Weighted average common and common equivalent shares outstanding	188.7	182.8	188.0	150.2

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
(In millions)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Revenues (a)
Las Vegas Region	$825.8	$715.0	$3,267.2	$1,950.0
Atlantic City Region	500.0	481.4	2,071.4	1,485.7
Louisiana/Mississippi Region	365.0	236.4	1,384.3	1,067.3
Iowa/Missouri Region	202.7	186.1	809.7	734.9
Illinois/Indiana Region	312.9	276.7	1,239.5	999.5
Other Nevada Region	146.0	144.2	640.8	615.7
Managed/International/Other	78.2	55.3	261.0	156.9

Total Revenues	$2,430.6	$2,095.1	$9,673.9	$7,010.0

Income from operations (a)
Las Vegas Region	$192.3	$145.6	$828.2	$441.1
Atlantic City Region	64.3	96.6	420.5	353.6
Louisiana/Mississippi Region	31.7	(107.4)	233.4	21.1
Iowa/Missouri Region	32.9	26.5	132.2	119.1
Illinois/Indiana Region	52.5	38.8	225.2	177.1
Other Nevada Region	17.3	16.0	107.7	103.3
Managed/International/Other	(106.6)	(14.2)	(176.1)	(33.6)
Corporate expense	(41.4)	(27.0)	(177.5)	(97.7)
Merger and integration costs	(13.3)	(19.1)	(37.0)	(55.0)

Total Income from operations	$229.7	$155.8	$1,556.6	$1,029.0

Property EBITDA (a) (b)
Las Vegas Region	$246.5	$205.7	$1,042.9	$586.9
Atlantic City Region	123.9	138.5	620.9	493.2
Louisiana/Mississippi Region	65.7	59.6	330.8	252.2
Iowa/Missouri Region	53.2	47.8	215.5	196.9
Illinois/Indiana Region	68.9	55.0	285.2	223.9
Other Nevada Region	30.8	29.5	160.9	152.4
Managed/Internationa/Other	(26.2)	(3.0)	(45.9)	21.7

Total Property EBITDA	$562.8	$533.1	$2,610.3	$1,927.2

Project opening costs and other items (a)
Project opening costs	$(6.0)	$(4.1)	$(20.9)	$(16.4)
Write-downs, reserves and recoveries, including hurricane expenses	(74.3)	(160.6)	(83.3)	(194.7)

Total Project openings costs and other items	$(80.3)	$(164.7)	$(104.2)	$(211.1)

(a)	In first quarter 2006, Harrah’s Lake Charles was classified as assets held-for-sale. Therefore, 2005 fourth quarter and full year results have been reclassified from Income from continuing operations to Discontinued operations.
(b)	Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, merger and integration costs, income/(losses) on interests in non-consolidated affiliates and amortization of intangible assets. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE (c)

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
(In millions, except per share amounts)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Income/(loss) before income taxes and minority interests	$57.4	$(2.3)	$834.8	$554.1
Add:
Gain on sales of corporate aircraft	(2.8)	—	(4.5)	—
Project opening costs and other items	80.3	164.7	104.2	211.1
Merger and integration costs	13.3	19.1	37.0	55.0
Losses on early extinguishments of debt	—	1.1	62.0	3.3

Adjusted income before income taxes and minority interests	148.2	182.6	1,033.5	823.5
Provision for income taxes	(60.8)	(36.2)	(391.1)	(277.8)
Minority interests	(2.1)	(3.0)	(15.3)	(11.9)

Adjusted income from continuing operations	85.3	143.4	627.1	533.8
Discontinued operations, net of tax	8.2	(117.7)	11.9	(79.9)
Add/(deduct):
Gain on sale of discontinued operations, net of tax	(7.1)	(5.6)	(7.1)	(25.4)
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	—	2.2	—	3.0
Project opening costs and other items, net of tax	(1.5)	103.5	—	114.3

Adjusted net income	$84.9	$125.8	$631.9	$545.8

Adjusted earnings per share
From continuing operations	$0.45	$0.77	$3.34	$3.55

Net income	$0.45	$0.68	$3.36	$3.63

Weighted average common and common equivalent shares outstanding	188.7	185.0	188.0	150.2

(c)	Adjusted Earnings Per Share (Adjusted EPS) is a supplemental financial measure used by management, as well as industry analysts, to evaluate operations. However, Adjusted EPS should not be construed as an alternative to Earnings Per Share as determined in accordance with generally accepted accounting principles. Adjusted EPS as presented by our Company may not be comparable to similarly titled measures presented by other companies, as such measures may not be calculated consistently.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Fourth Quarter Ended Dec. 31, 2006

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International/ Other	Total
Revenues	$825.8	$500.0	$365.0	$202.7	$312.9	$146.0	$78.2	$2,430.6
Property operating expenses	(579.3)	(376.1)	(299.3)	(149.5)	(244.0)	(115.2)	(104.4)	(1,867.8)

Property EBITDA	246.5	123.9	65.7	53.2	68.9	30.8	(26.2)	562.8
Depreciation and amortization	(48.1)	(47.5)	(24.9)	(19.1)	(14.0)	(12.9)	(14.4)	(180.9)

Operating profit	198.4	76.4	40.8	34.1	54.9	17.9	(40.6)	381.9
Amortization of intangible assets	(3.5)	(6.4)	(2.0)	(0.8)	(2.0)	(0.2)	(3.0)	(17.9)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	0.7	0.7
Project opening costs and other items	(2.6)	(5.7)	(7.1)	(0.4)	(0.4)	(0.4)	(63.7)	(80.3)
Corporate expense	—	—	—	—	—	—	(41.4)	(41.4)
Merger and integration costs	—	—	—	—	—	—	(13.3)	(13.3)

Income from operations	$192.3	$64.3	$31.7	$32.9	$52.5	$17.3	$(161.3)	$229.7

Fourth Quarter Ended Dec. 31, 2005

Revenues	$715.0	$481.4	$236.4	$186.1	$276.7	$144.2	$55.3	$2,095.1
Property operating expenses	(509.3)	(342.9)	(176.8)	(138.3)	(221.7)	(114.7)	(58.3)	(1,562.0)

Property EBITDA	205.7	138.5	59.6	47.8	55.0	29.5	(3.0)	533.1
Depreciation and amortization	(50.9)	(35.1)	(17.3)	(18.0)	(13.1)	(12.9)	(9.5)	(156.8)

Operating profit	154.8	103.4	42.3	29.8	41.9	16.6	(12.5)	376.3
Amortization of intangible assets	0.1	(3.3)	(0.5)	(1.0)	(3.3)	(0.2)	(2.1)	(10.3)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	0.6	0.6
Project opening costs and other items	(9.3)	(3.5)	(149.2)	(2.3)	0.2	(0.4)	(0.2)	(164.7)
Corporate expense	—	—	—	—	—	—	(27.0)	(27.0)
Merger and integration costs	—	—	—	—	—	—	(19.1)	(19.1)

Income from operations	$145.6	$96.6	$(107.4)	$26.5	$38.8	$16.0	$(60.3)	$155.8

*	Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS. See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Year Ended Dec. 31, 2006

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International/ Other	Total
Revenues	$3,267.2	$2,071.4	$1,384.3	$809.7	$1,239.5	$640.8	$261.0	$9,673.9
Property operating expenses	(2,224.3)	(1,450.5)	(1,053.5)	(594.2)	(954.3)	(479.9)	(306.9)	(7,063.6)

Property EBITDA	1,042.9	620.9	330.8	215.5	285.2	160.9	(45.9)	2,610.3
Depreciation and amortization	(196.0)	(162.3)	(79.4)	(75.4)	(51.4)	(51.1)	(52.3)	(667.9)

Operating profit	846.9	458.6	251.4	140.1	233.8	109.8	(98.2)	1,942.4
Amortization of intangible assets	(14.4)	(24.8)	(8.0)	(3.7)	(5.9)	(0.8)	(13.1)	(70.7)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	3.6	3.6
Project opening costs and other items	(4.3)	(13.3)	(10.0)	(4.2)	(2.7)	(1.3)	(68.4)	(104.2)
Corporate expense	—	—	—	—	—	—	(177.5)	(177.5)
Merger and integration costs	—	—	—	—	—	—	(37.0)	(37.0)

Income from operations	$828.2	$420.5	$233.4	$132.2	$225.2	$107.7	$(390.6)	$1,556.6

Year Ended Dec. 31, 2005

Revenues	$1,950.0	$1,485.7	$1,067.3	$734.9	$999.5	$615.7	$156.9	$7,010.0
Property operating expenses	(1,363.1)	(992.5)	(815.1)	(538.0)	(775.6)	(463.3)	(135.2)	(5,082.8)

Property EBITDA	586.9	493.2	252.2	196.9	223.9	152.4	21.7	1,927.2
Depreciation and amortization	(126.4)	(109.1)	(61.3)	(67.8)	(38.6)	(51.1)	(31.4)	(485.7)

Operating profit	460.5	384.1	190.9	129.1	185.3	101.3	(9.7)	1,441.5
Amortization of intangible assets	(6.9)	(14.9)	(7.6)	(4.1)	(6.8)	(0.7)	(8.9)	(49.9)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	1.2	1.2
Project opening costs and other items	(12.5)	(15.6)	(162.2)	(5.9)	(1.4)	2.7	(16.2)	(211.1)
Corporate expense	—	—	—	—	—	—	(97.7)	(97.7)
Merger and integration costs	—	—	—	—	—	—	(55.0)	(55.0)

Income from operations	$441.1	$353.6	$21.1	$119.1	$177.1	$103.3	$(186.3)	$1,029.0

*	Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS. See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.